Exhibit 4.69

Shareholder’s Voting Power Assignment Agreement

This Shareholder’s Voting Power Assignment Agreement (hereinafter referred to as the “Agreement”) is made and entered into by the following parties on Nov 18, 2015 in Shenzhen, the People’s Republic of China (hereinafter referred to as the “PRC”, which excludes, for the purpose of this Agreement, Hong Kong, Macau and Taiwan):

Party A:

E-Sun Sky Computer (Shenzhen) Co., Ltd.

Registered Address: Room 3-A, Complex Building (including affiliated equipment room),
Shenxianling Sports Center, Central City, Longgang District, Shenzhen

Party B:

Yu Bo, ID Card No.: 420106196805034857;

Yin Zhiwei, ID Card No.: 440301198308211914

Party C:

Shenzhen Youlanguang Technology Co., Ltd.

Registered Address: Room 1-B, Complex Building (including affiliated equipment room), Shenxianling Sports Center, Central City, Longgang District, Shenzhen

Party A, Party B and Party C shall be hereinafter referred to collectively as the “Parties” and individually as a “Party”.

WHEREAS

1.	Party B are Chinese citizens, and as shareholders of Party C hold 100% equity of Party C (hereinafter referred to as “Party B’s Equity”), of which, Yu Bo holds 50% equity of Party C and Yin Zhiwei holds 50% equity of Party C.

2.	Party B agrees to entrust Party A to exercise its shareholder’s rights in Party C in accordance with the terms and conditions agreed herein and Party A agrees to accept such entrustment in accordance with the terms and conditions agreed herein.

THEREFORE, the Parties hereby agree as follows:

Article	1

On the effective date of this Agreement, Party B irrevocably entrusts Party A to exercise all of its shareholder’s voting power and other shareholder’s rights under the laws and the articles of association on the shareholders’ meeting of Party C on behalf of Party B, which include but not limited to the right to sell, transfer, pledge or dispose any or all of the equity held by Party B in Party C; the right to convene, attend or preside over the shareholders’ meeting of Party C as an authorized representative of Party C’s shareholder; the right to elect and replace executive director, director, supervisor, manager and other senior executive; the right to deliberate and approve the profits distribution scheme and loss make-up scheme of Party C and resolve on Party C’s merger, split, liquidation or change of corporate form; and the right to decide the operation policy and investment plan of Party C and amend the articles of association, etc.

Article	2

Party A agrees to accept the proxy granted by Party B in Article 1 hereof, and will exercise such voting power and shareholder’s rights on behalf of Party B in accordance with the provisions of this Agreement.

Article	3

Party B hereby confirms that it will entrust Party A to exercise all shareholder’s voting power and other shareholder’s rights regardless of any change in Party C’s equity.

Article	4

During the term of this Agreement, Party B hereby waives all rights it has granted to Party A through this Agreement in connection with Party B’s Equity, and will no longer exercise such rights by itself or entrusting other parties other than Party A.

Article	5

This Agreement shall be signed by the Parties personally or their respective legal representatives or authorized representatives on the date first written above, and become effective on the same day. Unless otherwise explicitly specified herein or except Party A determines to terminate this Agreement in writing, this Agreement shall be in full effect and force during the period when Party B holds any equity of Party C. During the term of this Agreement, unless otherwise provided for by laws, Party B shall in no case revoke, terminate in advance or rescind this Agreement. Notwithstanding the foregoing, Party A may at any time issue a written notice to Party B thirty (30) days in advance to terminate this Agreement.

Article	6

Unless otherwise provided herein, the amendment to and/or termination of this Agreement must be consented by the Parties in writing. The amendments and supplementary agreements to this Agreement which are duly signed by the Parties shall be integral parts of this Agreement and have the same legal effect with this Agreement.

Article	7

If any provision of this Agreement is invalid or unenforceable due to inconsistency with relevant laws, such provision shall be deemed invalid only to the extent where the relevant laws apply, and will not affect the legal validity of other provisions of this Agreement.

Article	8

Any notice or other communication given by any Party as required hereunder shall be written in Chinese and delivered by personal delivery, mail or fax to the following address of other Parties or other address as may be designated by other Parties to such Party from time to time. The date on which the notice is deemed to have been properly served shall be determined as follows: (a) in case of notice sent by personal delivery, it shall be deemed to have been properly served on the same date of personal delivery; (b) in case of notice sent by letter, it shall be deemed to have been properly served on the tenth (10th) day upon the date of mailing by the registered airmail, postage prepaid (and the mailing date shall be the one indicated on the postmark), or the fourth (4th) day upon delivery to an internationally recognized courier service agency; and (c) in case of notice sent by fax, it shall be deemed to have been properly served at the time of receipt showed on the confirmation of transmission of relevant documents.

Party A: E-Sun Sky Computer (Shenzhen) Co., Ltd.

Address:

Attn.:

Fax:

Tel:

Party B: Yu Bo

Address:

Fax:

Tel:

Party C: Shenzhen Youlanguang Technology Co., Ltd.

Address: Room 1-B, Complex Building (including affiliated equipment room), Shenxianling Sports Center, Central City, Longgang District, Shenzhen

Attn.:

Fax:

Tel:

Article	9

Without prior written consent of Party A, Party B may not assign its rights and obligations hereunder to any third party. Party B hereby agrees that Party A may assign its rights and obligations hereunder to any other third party whenever necessary. Party A shall only be required to issue a written notice to Party B when such assignment occurs, without the need to obtain consent from Party B on such assignment.

Article	10

The Parties acknowledge and confirm that any oral or written material mutually exchanged in connection with this Agreement shall be Confidential Information. The Parties shall keep in confidential all such information, and without written consent of other Parties, they may not disclose any relevant information to any third party except under the following circumstances: (a) where such information is or will be known by the general public (for reasons other than the unauthorized disclosure to the public by any Party receiving such information); (b) where the disclosure of such information is required by the applicable laws or stock exchange rules or regulations; or (c) where any Party needs to disclose such information to its legal or financial advisor for the purpose of the transaction contemplated herein, and such legal or financial advisor also needs to assume confidentiality liability similar to that provided in this Article. The breach of confidentiality by the staff of or agency retained by any Party shall be deemed as breach of confidentiality by such Party, and such Party shall assume the liabilities for breach of contract in accordance with this Agreement. This Article will survive the invalidity, change, termination, rescission or inoperability of this Agreement due to any reason.

Article	11

The conclusion, validity, interpretation, performance, revision and termination and dispute resolution of this Agreement shall be governed by the PRC laws. In case of any dispute between the Parties hereto arising out of the interpretation and performance of this Agreement, the Parties shall negotiate to solve such dispute in good faith. In case of failure to do so, either Party may submit such dispute to the South China International Economic and Trade Arbitration Commission for arbitration in accordance with the arbitration rules then in force. The seat of arbitration shall be Shenzhen, and the language of arbitration shall be Chinese. The arbitration award shall be final and binding upon the Parties.

Article	12

Once effective, this Agreement shall constitute the entire agreement among the Parties hereto with respect to the content of this Agreement and thoroughly supersede all oral and written agreements and understandings among the Parties with respect to the content hereof prior to the conclusion of this Agreement.

Article	13

This Agreement shall be made in four original copies, with each Party holding one copy with the same legal effect.

(The remainder of this page is intentionally left blank.)

(Signature Page.)

IN WITNESS WHEREOF, this Agreement has been executed by the Parties on the date first written above.

Party A: E-Sun Sky Computer (Shenzhen) Co., Ltd.

By: /s/ Yu Bo

Name: Yu Bo

Title: Legal Representative

Party B: Yu Bo

By: /s/ Yu Bo

Yin Zhiwei

By: /s/ Yin Zhiwei

Party C: Shenzhen Youlangguang Technology Co., Ltd.

By: /s/ Yin Zhiwei

Name: Yin Zhiwei

Title: Legal Representative